www.TractorSupply.com

TRACTOR SUPPLY COMPANY DECLARES QUARTERLY DIVIDEND

BRENTWOOD, Tenn., May 11, 2022 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today announced that its Board of Directors declared a quarterly cash dividend of $0.92 per share of the Company’s common stock.

The dividend will be paid on June 8, 2022, to stockholders of record of the Company’s common stock as of the close of business on May 25, 2022.

About Tractor Supply Company

Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With more than 46,000 Team Members, the Company’s physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. At March 26, 2022, the Company operated 2,003 Tractor Supply stores in 49 states, a consumer mobile app and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At March 26, 2022, the Company operated 178 Petsense stores in 23 states. For more information on Petsense, visit www.Petsense.com.